Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS FIRST QUARTER

Melville, New York, Wednesday, June 26, 2013…..Park Electrochemical Corp. (NYSE-PKE) reported net sales of $43,438,000 for the first quarter ended June 2, 2013 compared to net sales of $46,046,000 for the first quarter ended May 27, 2012.

Park reported net earnings before special items of $5,129,000 for the first quarter ended June 2, 2013 compared to net earnings before special items of $4,940,000 for the first quarter of last year. During the first quarter ended June 2, 2013, the Company recorded pre-tax restructuring charges of $200,000 in connection with the closure of its Nelco Technology (Zhuhai FTZ) Ltd. facility located in the Free Trade Zone in Zhuhai, China. In the first quarter of last year, the Company recorded pre-tax restructuring charges of $11,000 in connection with the closure of its Park Advanced Composite Materials, Inc. facility located in Waterbury, Connecticut. Accordingly, net earnings for the first quarter ended June 2, 2013 were $4,929,000 compared to $4,933,000 for the first quarter ended May 27, 2012.

Park reported basic and diluted earnings per share before special items of $0.25 for the first quarter ended June 2, 2013 compared to basic and diluted earnings per share before special items of $0.24 for last year’s first quarter. Basic and diluted earnings per share were $0.24 for the first quarter ended June 2, 2013 compared to basic and diluted earnings per share of $0.24 for last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 277-1184 in the United States and Canada and (617) 597-5360 in other countries and the required passcode is 64391909.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Tuesday, July 2, 2013. The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 37358727 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to accounting principles generally accepted in the United States of America (“GAAP”) financial measures, which include special items, such as restructuring charges. Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items. The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R&D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

Performance table, including non-GAAP information (in thousands, except per share amounts – unaudited):

	13 Weeks Ended 6/2/2013	13 Weeks Ended 5/27/2012
Sales	$43,438	$46,046

Net Earnings before Special Items[1]	$5,129	$4,940
Special Items net of Tax	$(200)	$(7)
Net Earnings	$4,929	$4,933

Basic and Diluted Earnings per Share:
Basic Earnings before Special Items[1]	$0.25	$0.24
Special Items	$(0.01)	$-
Basic Earnings per Share	$0.24	$0.24

Diluted Earnings before Special Items[1]	$0.25	$0.24
Special Items	$(0.01)	$-
Diluted Earnings per Share	$0.24	$0.24

Weighted Average Shares Outstanding:
Basic	20,828	20,796
Diluted	20,844	20,849

1 Refer to "Detailed operating information" below for information regarding Special Items.

Comparative balance sheets (in thousands):

	6/2/2013	3/3/2013
Assets
Current Assets
Cash and Marketable Securities	$279,318	$275,216
Accounts Receivable, Net	26,652	25,878
Inventories	14,297	12,918
Other Current Assets	6,797	6,662
Total Current Assets	327,064	320,674

Fixed Assets, Net	31,756	32,187
Other Assets	16,851	16,797
Total Assets	$375,671	$369,658

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	$7,419	$6,485
Accrued Liabilities	6,385	6,016
Income Taxes Payable	5,426	4,177
Total Current Liabilities	19,230	16,678

Long-Term Debt	52,000	52,000
Deferred Income Taxes	761	812
Other Liabilities	246	246
Total Liabilities	72,237	69,736

Shareholders’ Equity	303,434	299,922

Total Liabilities and Shareholders' Equity	$375,671	$369,658

Equity per Share	$14.57	$14.40

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended June 2, 2013			13 Weeks Ended May 27, 2012
	GAAP	Specials Items	Before Special Items	GAAP	Specials Items	Before Special Items
Net Sales	$43,438		$43,438	$46,046		$46,046
Cost of Sales	30,447		30,447	33,070		33,070
%	70.1%		70.1%	71.8%		71.8%

Gross Profit	12,991		12,991	12,976		12,976
%	29.9%		29.9%	28.2%		28.2%

Selling, General & Administrative
Expenses	6,556		6,556	7,056		7,056
%	15.1%		15.1%	15.3%		15.3%

Restructuring Charge	200	(200)	-	11	(11)	-
%	0.5%		0.0%	0.0%		0.0%

Earnings from Operations	6,235	200	6,435	5,909	11	5,920
%	14.4%		14.8%	12.8%		12.9%

Interest Expense	167		167	-	-	-
%	0.4%		0.4%	0.0%		0.0%

Other Income, net	64		64	198		198
%	0.1%		0.1%	0.4%		0.4%

Earnings before Income Taxes	6,132	200	6,332	6,107	11	6,118
%	14.1%		14.6%	13.3%		13.3%

Income Tax Provision	1,203	-	1,203	1,174	4	1,178
Effective Tax Rate	19.6%		19.0%	19.2%		19.3%

Net Earnings	4,929	200	5,129	4,933	7	4,940
%	11.3%		11.8%	10.7%		10.7%

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